Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") dated as of this 1st day of November, 2016 (the "Effective Date") by and between Northpointe Bank, a Michigan banking corporation (the "Bank"), and Northpointe Bancshares, Inc., a Michigan corporation (the "Holding Company" and collectively with the Bank, the "Employer"), and Charles A. Williams ("Executive"). For and in consideration of the parties' material covenants, representations and warranties made herein, the parties agree as follows:

1.             Employment and Duties

(a)            The Employer hereby employs Executive to serve as the President, Chief Executive Officer and Chairman of the Bank and the Holding Company. As such, Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such positions. Executive will report directly to the Board of Directors of each of the Bank and the Holding Company (referred to individually or collectively, as the context shall require, the "Board"). Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 3 hereof, agrees to devote Executive's full time, attention and efforts to promote and further the business of the Employer.

(b)            Executive shall faithfully adhere to, execute and fulfill all policies established by the Employer, as such policies may be changed from time to time by the Employer.

2.            Compensation. For all services rendered by Executive, the Bank shall compensate Executive as follows:

(a)            Base Salary. The base salary payable to Executive shall be $437,500 per year, payable on a monthly basis in accordance with the Employer's standard payroll procedures. On at least an annual basis, the Employer will review Executive's performance and may make increases to such base salary, if, in its discretion, any such increase is warranted based on average inflation/cost-of-living and market conditions.

(b)            Executive Perquisites. Benefits. Ouarterlv Bonus and Other Compensation. During the Term of this Agreement, Executive shall be entitled to receive additional benefits and compensation from the Employer in such form and to such extent as specified below:

(i)            Executive will be entitled to a bonus of $495,500 payable on January 2, 2017.

(ii)            Executive will be entitled to receive incentive compensation equal to 10% of the net, after-tax (but prior to any accrual for the incentive compensation set forth in this paragraph) consolidated income of the Holding Company for fiscal year 2016 (the "2016 Net Income"). This incentive compensation shall be paid in cash, in four equal quarterly installments on April l, 2017, July l, 2017, October l, 2017, and January l, 2018. Notwithstanding the foregoing, as of each such payment date, if either (a) the Bank did not receive a composite rating of at least "3" or better in each of its most recent safety/soundness and compliance exams or (b) either the Company or the Bank has not paid in full all accrued interest on any outstanding indebtedness (including subordinated debentures) and accrued dividends on any outstanding securities (including trust preferred securities) that are due and payable on or before such payment date, then the installment payment otherwise payable on such date shall not be paid. If a quarterly installment payment is not payable as a result of the preceding sentence, there shall be no accrual or deferral of the installment payment, and the obligation to make such installment payment shall be extinguished in full. If, after any payment is made pursuant to this paragraph, there is a restatement or redetermination of the 2016 Net Income, then there shall be an adjustment (either a reduction in future compensation payable to Executive or an additional payment to Executive) such that the total payments made to Executive pursuant to this paragraph equal 10% of the actual 2016 Net Income.

(iii)            In addition, Executive will be entitled to receive incentive compensation equal to 10% of the net, after-tax (but prior to any accrual for the incentive compensation set forth in this paragraph) consolidated income of the Holding Company for each calendar quarter ("Quarterly Net Income") starting with the first quarter of 2017. The incentive compensation for each quarter, if any, shall be paid in cash on the next regularly-scheduled payroll date following the Holding Company's determination of the amount of any such incentive compensation. Notwithstanding the foregoing, as of each such payment date, if either (a) the Bank did not receive a composite rating of at least “3” or better in each of its most recent safety/soundness and compliance exams or (b) either the Company or the Bank has not paid in full all accrued interest on any outstanding indebtedness (including subordinated debentures) and accrued dividends on any outstanding securities (including trust preferred securities) that are due and payable on or before such payment date, then the installment payment otherwise payable on such date shall not be paid. If a payment is not payable as a result of the preceding sentence, there shall be no accrual or deferral of the payment, and the obligation to make such payment shall be extinguished in full. If, after any payment is made pursuant to this paragraph, there is a restatement or redetermination of the Quarterly Net Income on which such payment was based, then there shall be an adjustment (either a reduction in future compensation payable to Executive or an additional payment to Executive) such that each payment made to Executive pursuant to this paragraph equals 10% of the actual Quarterly Net Income.

(iv)            Executive and Executive's dependent family members shall be entitled to participate in the health, hospitalization, disability, dental, life and other insurance plans that the Employer may have in effect from time to time, with benefits provided to Executive under this clause to be at least equal to such benefits provided to executive officers of Employer generally.

(v)            Executive shall be entitled to use of an automobile at the Employer's expense, including all operating and maintenance expense, subject to such reasonable limitations as may be imposed by the Board from time to time.

(vi)           Executive shall be entitled to a country club membership within the Bank's market area paid for by the Employer and associated business expenses.

(vii)           The Employer will also continue to pay all premiums on the life insurance policy maintained for the benefit of Executive and his beneficiaries, as reviewed annually by, and subject to the prior annual approval of, the Executive Compensation Committee.

(viii)           Executive shall be entitled to participate in the Holding Company's Incentive Stock Option Plan with awards subject to annual approval by the Executive Compensation Committee.

(ix)           Executive shall be entitled to four (4) weeks of paid vacation per year.

(x)            Executive shall be entitled to paid sick leave, the amount and term of which shall be determined in accordance with the policies of the Employer as in effect from time to time.

(xi)           Employer shall provide Executive with other executive perquisites as may be available to or deemed appropriate for Executive by the Board and participation in all other Employer-wide executive benefits as are available from time to time.

(xii)          Executive shall be entitled to reimbursement by Employer for any and all ordinary business expenses reasonably incurred by Executive in the performance of Executive's duties and in acting for the Employer during the Term of this Agreement, provided that Executive furnishes to Employer adequate documentation as may be required for the substantiation of such expenditures as a business expense.

3.            Restrictive Covenants.

(a)            During the Term of this Agreement, Executive shall not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage. The foregoing limitation shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require Executive's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this Section 3.

(b)            In addition, Executive shall not, during the period of Executivets employment with the Employer, and for a period of one (l) year immediately following the termination of Executive's employment under this Agreement (regardless of the reason for termination and excluding from such computation any time during which Executive is in violation of any provision of this Section 3), directly or indirectly:

(i)           Serve as an officer, employee, director, shareholder, owner, partner, joint venturer, consultant or advisor to any company, entity, or other organization that engages in any activity that is competitive with the business then operated by the Bank or any of its affiliates anywhere within a fifty (50) mile radius of any office of the Bank (except that Executive may hold up to one percent (l of the capital stock of any such institution whose capital securities are publicly-traded);

(ii)            Solicit any of Employer's customers, except on Employer's behalf;

(iii)           Influence any of Employer's executives or other employees to terminate their employment with Employer or accept employment with any competitor of the Employer;

(iv)           Interfere with any of Employer's business relationships; or

(v)            Enter into any business relationship with any of Employer's customers or suppliers, except upon prior approval of the Board after Executive has apprised it of the nature of the relationship proposed to be entered into and the direct or indirect compensation proposed to be received by Executive.

(c)            Because of the difficulty of measuring economic losses to the Employer as a result of a breach of any covenant set forth in this Section 3, and because of the irreparable damage that could be caused to the Employer for which Employer would have no other adequate remedy, Executive agrees that the Employer is entitled, in addition to any other remedies, to injunctive relief to secure the specific performance of this Agreement and to prevent a breach or contemplated breach of this Agreement, including, without limitation, issuance of a temporary restraining order or preliminary injunction. Executive waives any requirement that the Employer post a bond or other security in connection with any application for or order granting injunctive relief.

(d)            Executive acknowledges and agrees that, in light of the nature of the business of the Employer, the restrictions in this Section 3 are reasonable and properly required for the adequate protection of such business. If any court determines that any of the foregoing restrictions, or any part thereof, are unenforceable because of the duration or scope of such provision or the geographical area covered by such provision, such court will have the power to reduce the duration, scope, or geographical area of such provision, and in its reduced form, such provision will then be enforceable and will be enforced. It is the desire and intent of the parties that the provisions of this Section 3 be enforced to the fullest extent permissible under the laws and public policies applied in any jurisdiction where enforcement is sought. The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

(e)            All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

4.            Term: Termination: Rights on Termination. The term of this Agreement (the "Term") shall begin on the Effective Date and continue for five (5) years, unless terminated sooner as herein provided. At the end of such initial Tenn, the Term shall automatically renew for additional periods of one (l) year each, on the same terms and conditions contained herein in effect as of the time of renewal, unless the Employer provides notice of non-renewal at least thirty (30) days prior to the expiration of the then current Term. This Agreement, and Executive's employment, may be terminated in any one of the following ways:

(a)            Death. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive's estate. Employer's sole obligations upon termination of this Agreement resulting from Executive's death shall be to pay to Executive's estate (l) all compensation and benefits accrued through the date of death; (2) if such death occurs prior to January l, 2018, the remaining bonus payments payable pursuant to Sections 2(b)(i) and 2(b)(ii), which bonus payments shall continue to be payable in accordance with the terms and subject to the conditions of those Sections; (3) any compensation previously deferred by Executive; (4) any accrued vacation and/or sick leave pay; and (5) any amounts due pursuant to the terms of any applicable benefit plan. Except as set forth in clause (2) of the preceding sentence, all of the foregoing amounts shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum within thirty (30) days after the date of termination or earlier if required by applicable law.

(b)            Disability. If Executive's employment with Employer is terminated as a result of Executive's permanent physical or mental disability (which shall be determined based on Executive's eligibility for benefits pursuant to Employer's long-term disability plan or, if no such plan is maintained as of the date of termination, based on a good faith determination by the Board of Directors of the Bank), then Executive shall continue to receive from the Employer (whether directly and/or through any disability insurance policy) (l) all compensation (including any bonus or other incentive compensation payable) accrued as of the date of termination, (2) for the remainder of the then-current Term that this Agreement would have remained in effect absent such termination for disability (but without any subsequent renewal) (the "Remaining Period") plus a period of six (6) months (the "Severance Period" and, together with the Remaining Period, the "Reference Period"), base salary at seventy percent (70%) of the rate being paid to the Executive immediately prior to his termination, payable monthly, (3) during the Remaining Period, seventy percent (70%) of any bonus or other incentive compensation that would have been payable had Executive's employment continued, which payments shall continue to be payable in accordance with the terms and subject to the conditions of those Sections, and (4) for the Reference Period, the other benefits specified in Section 2.

(c)            Cause. The Employer may terminate this Agreement immediately for "Cause" in the event that the Executive either (l) commits an act of dishonesty, fraud, embezzlement, or breach of trust (including any intentional misrepresentation to the Board); (2) commits an act he knows to be in violation of his duties to the Employer, which act is materially injurious to the Employer's business or reputation and is not remedied within ten (10) days after notice thereof by the Employer; (3) breaches this Agreement or fails to adequately render services or perform his obligations to the Employer, which act or failure is materially injurious to the Employer's business or reputation and is not remedied within ten (10) days after notice thereof by the Employer; (4) commits acts amounting to gross negligence or willful misconduct which are materially injurious to the Employer's business or reputation and are not remedied within ten (10) days after notice thereof by the Employer; (5) is convicted of a felony, a crime of moral turpitude or any crime involving the Employer or the Executive's duties under this Agreement; (6) tests positive to the use of any illegal drug; or (7) abuses alcohol or any other drug and fails to enter a rehabilitation program or undertake a plan of treatment reasonably acceptable to the Board, fails to comply with the conditions of such program or plan of treatment, or fails to comply with the maintenance conditions prescribed following such program or plan of treatment. No act, or failure to act, on the Executive's part shall be considered "willful" or "intentional" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank and the Holding Company. Employer's sole obligation upon termination of this Agreement for Cause shall be to pay all compensation and benefits accrued through the date of termination.

(d)            Without Cause. At any time, the Employer may, without Cause and for any or no reason, terminate this Agreement and Executive's employment, effective thirty (30) days after written notice is provided to the Executive. Upon any termination of employment pursuant to this Section 4(d), the Employer shall continue to pay to the Executive (l) all compensation (including any bonus or other incentive compensation payable) accrued as of the date of termination, (2) throughout the Reference Period, the base salary at the rate being paid to the Executive immediately prior to his termination, payable monthly, (3) throughout the Reference Period, an amount equal to the greater of (A) any bonus that would have been payable had Executive's employment continued or (B) the last bonus earned by Executive prior to his termination without cause, and (4) throughout the Reference Period, the other benefits specified in Section 2, which payments shall continue to be payable in accordance with the terms and subject to the conditions of those Sections.

(e)            Termination by Executive. At any time, the Executive may terminate this Agreement and Executive's employment, effective thirty (30) days after written notice is provided to the Employer. Employer's sole obligation upon termination of this Agreement pursuant to this Section 4(e) shall be to pay all compensation and benefits accrued through the date of termination.

(f)            Failure to Renew. The termination of Executive's employment by reason of Employer's failure to renew this Agreement upon the expiration of the then-current Term shall be treated as a termination by the Employer without Cause (effective as of the end of the thencurrent Term), and the Executive shall be entitled to the compensation and benefits described in Section 4(d) above. In such instance, there shall be no Remaining Period, and the Reference Period shall be equal to the Severance Period.

5.             Change of Control.

(a)            Any of the foregoing provisions to the contrary notwithstanding, if either (l) the Employer terminates the Executive's employment (including by failing to renew this Agreement upon expiration of the then-current Term) within two (2) years prior to the occurrence of a Change of Control (as defined below), unless such termination is by reason of the death or disability of Executive or the Employer's termination of Executive for Cause, or (2) the Employer terminates the Executive's employment (including by failing to renew this Agreement upon expiration of the then-current Term) within two (2) years following the occurrence of a Change of Control, unless such termination is by reason of the death or disability of Executive or the Employer's termination of Executive for Cause, or (3) the Executive voluntarily terminates his employment within six (6) months following the occurrence of a Change of Control, the Employer shall pay to Executive, within ninety (90) days after such termination (or, in the case of a termination described in clause (l) of this sentence, upon consummation of the Change of Control), a lump sum payment equal to two hundred ninety-nine percent (299%) of the sum of (x) his annualized base salary at the rate being paid to the Executive immediately prior to the termination of his employment, and (y) the most recent bonus earned by Executive (if the most recent bonus earned by the Executive has not been paid to Executive for the year most recently ended prior to the termination of Executive's employment, such bonus shall be paid independently [and without reduction] of the lump sum payment). In addition to such lump sum payment, if the lump sum payment is triggered by either clause (2) or clause (3) of the preceding sentence, the Employer shall provide, at the Employer's expense, for a period of thirty-six (36) months after the date Executive's employment is terminated, health care coverage for the Executive and his dependent family members equal to that in effect for Executive immediately prior to the termination, but including (at a minimum) hospital, surgical, medical, dental, prescription and dependent coverages. If the lump sum payment is triggered by clause (l) of the first sentence of this paragraph and the Change of Control occurs during the Reference Period applicable to such termination, the Employer shall provide, at the Employer's expense, for a period of thirty-six (36) months after the consummation of the Change of Control, health care coverage for the Executive and his dependent family members equal to that in effect for Executive immediately prior to the termination, but including (at a minimum) hospital, surgical, medical, dental, prescription and dependent coverages. If the lump sum payment is triggered by clause (1) of the first sentence of this paragraph and the Change of Control occurs after the Reference Period applicable to such termination, the Employer shall have no obligation to provide health care coverage to Executive or his family following the Change of Control.

(b)            Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount to be paid to Executive by the Employer under this Agreement or otherwise constitutes a "parachute payment" (or payments) under Section 280G or any other similar provision of the Internal Revenue Code of 1986, as amended (the "Code"), the following limitation shall apply:

If the aggregate present value of such parachute payments (the "Parachute Amount") exceeds 2.99 times Executive's "base amount" as defined in Section 280G of the Code, then the amounts otherwise payable to or for the benefit of the Executive subsequent to the termination of his employment and taken into account in calculating the Parachute Amount (the "termination payments") shall be reduced and/or delayed, as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive's "base amount." Any determination or calculation described in this Section 5(b) shall be made by the Employer's independent accountants. Such determination, and any proposed reduction and/or delay in termination payments, shall be furnished in promptly by the accountants to the Executive. The Executive may then elect, in his sole discretion, which and how much of any particular termination payment shall be reduced and/or delayed and shall advise the Employer in writing of his election, within thirty (30) days of the accountant's determination, of the reduction or delay in termination payments. If no such election is made by the Executive within such 30-day period, the Employer may elect which and how much of any termination payment shall be reduced and/or delayed and shall notify the Executive promptly of such election. As promptly as practicable following such determination and the elections hereunder, the Employer shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive. Any disagreement regarding a reduction or delay in termination payments will be subject to arbitration under Section 20 of this Agreement. Neither the Executive's designation of specific payments to be reduced or delayed, nor the Executive's acceptance of reduced or delayed payments, shall waive the Executive's right to contest such reduction or delay.

(c)            A Change of Control" shall mean:

(i)       Either the Bank or the Holding Company sells or otherwise transfers all or substantially all of its assets to another corporation or other entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then outstanding securities of such other corporation or entity immediately after such transaction is held in the aggregate by the holders of securities of any class or series entitled to vote generally in the election of directors ("Voting Stock") of the Bank or Holding Company immediately prior to such sale or transaction;

(ii)      Either the Bank or the Holding Company is merged, consolidated or reorganized into or with another corporation or other entity, and as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then outstanding securities of such other corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Bank or Holding Company immediately prior to the transaction;

(iii)     Any person or group of persons, as defined in rule 13d-5 of the Rules under the Securities Exchange Act of 1934, as amended ("Group") becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Holding Company; or

(iv)     Any person or group, other than the Holding Company, becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Bank.

6.             Section 409A. To the extent this Agreement or any benefit provided hereunder is found not to be exempt from Code 409A, or any successor provision, as a short-term deferral or under any other exemption from Code 409A, it is intended that this Agreement comply with Code 409A, and this Agreement, and its terms, including what constitutes a "termination of employment," shall be interpreted and operated consistently with those intentions.

7.             Return of Employer Property. All records, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Employer or its representatives or customers which pertain to the business of the Employer shall be and remain the property of the Employer, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Employer which are collected by Executive shall be delivered promptly to the Employer without request by it upon termination of Executive's employment.

8.              Proprietary Information: Trade Secrets. Executive agrees that Executive will not disclose the terms of the Employer's relationships or agreements with its customers or any other proprietary information or trade secrets of either whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

9.              Indemnification. In the event Executive is made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Employer against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Employer shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Employer are made a party to the same third party action, complaint, suit or proceeding, the Employer agrees to engage counsel, and Executive agrees to use the same counsel, provided that if counsel selected by the Employer shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Employer shall pay all reasonable attorneys' fees of such separate counsel. The Employer shall not be required to pay the fees of more than one law firm except as described in the preceding sentence, and shall not be required to pay the fees of more than two law firms under any circumstances. Further, while Executive is expected at all time to use Executive's best efforts to faithfully discharge Executive's duties under this Agreement, Executive cannot be held liable to the Employer for errors or omissions so long as Executive acted in good faith and in a manner he reasonably believes to be in the best interests of the Employer. Notwithstanding the foregoing, the Employer's obligations and the Executive's rights pursuant to this Section are subject to limitations and requirements imposed by the Michigan Business Corporation Act, the Michigan Banking Code, and any other applicable laws, rules, or regulations.

10.            No Prior Agreements. Executive hereby represents and warrants to the Employer that the execution of this Agreement by Executive and Executive's employment by the Employer and the perfomance of Executive's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Employer for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Employer based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

11.            Assignment: Binding Effect. Executive understands that Executive has been selected for employment by the Employer on the basis of Executive's personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive's performance under this Agreement. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect. Subject to the preceding three sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

12.            Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto relating to the subject matter hereof and supersedes any other employment agreements or understandings, written or oral, between the Employer and Executive. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Employer or any of its offcers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Employer and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreement. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Employer and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Notwithstanding the foregoing, if the Employer determines in good faith that an amendment to this Agreement is necessary in order for the Employer or this Agreement to comply with applicable laws, rules, regulations, or a regulatory order or directive, the Employer may amend this Agreement without the consent of the Executive to the minimum extent necessary in order to so comply. The Employer shall give the Executive prompt written notice of any such amendment.

13.            Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Employer:	Northpointe Bank and Northpointe Bancshares, Inc. 3333 Deposit Dr NE Grand Rapids, MI 49546

To Executive:	Charles A. Williams
3015 Wood Duck Ln SE
Ada, MI 49301

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. Mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received by means of hand delivery, delivery by Federal Express or other courier service. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

14.           Severability: Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15.           Enforceability. if any provision or part thereof of this Agreement for any reason shall be validly held by an official body to be invalid or unenforceable, the valid and enforceable provisions or parts thereof shall continue to be given effect and bind the Employer and Executive.

16.           Governing Law. Except to the extent preempted by Federal law, the internal laws of the State of Michigan shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

17.           Effect of Termination. Upon termination of this Agreement for any reason provided in Section 4 or 5, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided herein. All other rights and obligations of the Employer and Executive under this Agreement shall cease as of the effective date of termination, except that the Employer's obligations under Section 8 herein and Executive's obligations under Sections 3, 6 and 7 herein shall survive such termination in accordance with their terms unless otherwise provided herein.

18.           Federal Income Tax Withholding. The Employer may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

19.           Reimbursement of Executive for Enforcement Proceedings. In the event that any dispute arises between the Executive and the Employer as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Executive takes to defend against any action taken by the Employer, the Executive shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Executive obtains either a written settlement or a final judgment in a court of competent jurisdiction substantially in his favor. Such reimbursement shall be paid within ten days of the Executive's furnishing to the Employer written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Executive.

20.           Compliance with Law. Notwithstanding any provision contained in this Agreement to the contrary, the obligations of the Employer to pay compensation and other benefits to the Executive pursuant to this Agreement are subject in all respects to limitations and restrictions imposed by applicable law, rule, regulation, or regulatory order or directive. If the Holding Company or the Bank is prohibited from paying any amount or providing any benefit to the Executive pursuant to this Agreement as a result of any such law, rule, regulation, or regulatory order or directive, neither the Holding Company nor the Bank shall be deemed in breach or violation of this Agreement. Without limiting the generality of the foregoing, if any state or federal regulatory authority with jurisdiction or authority over either the Holding Company or the Bank commences an appropriate proceeding, action or order challenging the payment to Executive of any payment or benefit hereunder, such payment or benefit shall be suspended until such time as the challenge is fully and finally resolved and the applicable regulatory authority does not object to the payments or benefits or until such payments or benefits are otherwise permitted by law.

21.           Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Employer and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Kent County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Employer. Both the Employer and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Executive shall be entitled to seek specific performance of his rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Employer will reimburse Executive for all reasonable attorney fees incurred by Executive as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration): (i) which is initiated by Executive if the Employer is found in such proceeding to have violated this Agreement substantially as alleged by Executive; or (ii) which is initiated by the Employer, unless Executive is found in such proceeding to have violated this Agreement substantially as alleged by the Employer.

22.            Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

23.            Legal Representation. The Executive acknowledges that Varnum LLP has represented the Employer in connection with the drafting of this Agreement and has not represented the Executive. The Executive further acknowledges that he has had the opportunity to consult with his own legal counsel with respect to the matters set forth in this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORTHPOINTE BANK

By:	/s/ Harvey N. Gainey
Name:	Harvey N. Gainey
Title:	Trustee, Chairman, Compensation Committee

NORTHPOINTE BANCSHARES, INC.

By:	/s/ Harvey N. Gainey
Name:	Harvey N. Gainey
Title:	Trustee, Chairman, Compensation Committee

EMPLOYEE

/s/ Charles A. Williams
Charles A. Williams

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